Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Brendan Riley briley@estee.com
THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2026 RESULTS
Delivers Return to Sales Growth and Improved Profitability with Beauty Reimagined Execution
–As Reported Net Sales Growth of 6% in the Fourth Quarter and 5% for the Full Year
–Organic Net Sales Growth of 5% in the Fourth Quarter and 3% for the Full Year
–Fourth Quarter and Full-Year Net Sales Growth Across All Geographic Regions
–Full-Year Gross Margin and Operating Margin Expansion
Affirms Fiscal 2027 Outlook of Organic Net Sales Growth of 3% to 5%;
Raises Outlook on Adjusted Operating Margin to 12.7% to 13.5%

New York, August 19, 2026 - The Estée Lauder Companies Inc. (NYSE: EL) today reported its financial results for its fiscal year ended June 30, 2026.

“I am incredibly proud of our team for delivering fiscal 2026 results ahead of the expectations we had to start the year. We reignited growth with organic sales rising 3%, driven by the breadth of growth across brands, and achieved significant operating margin expansion,” said Stéphane de La Faverie, President and CEO. “We ended the year on a high note, as organic sales growth accelerated to 5% for our fourth consecutive quarter of growth and stronger profitability. We are delivering on all aspects of Beauty Reimagined. Our One ELC operating model is increasingly enabling the entire organization to move at speed and with discipline.”

de La Faverie emphasized, “For fiscal 2027, we are affirming our confidence to accelerate organic sales growth. In addition, we are raising our outlook for an even stronger adjusted operating margin, as we double down on our strengths to further diversify growth across product categories and geographies, including accelerating growth in North America.”

FISCAL 2026 SELECT FINANCIAL RESULTS (unaudited)1,2

	Year Ended June 30		Percentage Change
($ in millions, except per share data)	2026	2025
Net Sales	$15,049	$14,326	5%
Organic Net Sales, Non-GAAP[1]	$14,811	$14,323	3%

Other Financial Results:
Gross Profit	$11,362	$10,597	7%
Gross Margin	75.5%	74.0%
Adjusted Gross Profit, Non-GAAP[1,2]	$11,372	$10,602	7%
Adjusted Gross Margin, Non-GAAP[1,2]	75.5%	74.0%

Operating Income (Loss)	$780	$(785)	100+%
Operating Margin	5.2%	(5.5)%
Adjusted Operating Income, Non-GAAP[1,2]	$1,687	$1,146	47%
Adjusted Operating Margin, Non-GAAP[1,2]	11.2%	8.0%

Diluted Net Earnings (Loss) Per Common Share	$.50	$(3.15)	100+%
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP[1,2]	$2.51	$1.51	66%
•As Reported Net sales increased 5% to $15.0 billion. Organic net sales increased 3%.
•As Reported and Adjusted Gross margin expanded 150 basis points, to 75.5%, reflecting net benefits from the Company’s Profit Recovery and Growth Plan (“PRGP”) and, to a lesser extent, sales leverage, partially offset by inflation and the impact of incremental tariffs, net of refunds received. The PRGP benefits were driven by operational efficiencies, including a more competitive approach to procurement and expense optimization, as well as lower excess and obsolescence. See page 3 for more information relating to tariff refunds received.
•As Reported Operating margin was 5.2%, an expansion from (5.5)% in the prior year, which was unfavorably impacted by $1,286 million of goodwill and other intangible asset impairments and $159 million of aggregate charges associated with the Talcum litigation settlement agreements3. These impacts were partially offset by the increase in restructuring and other charges of $337 million as well as the unfavorable impact of an $84 million loss contingency, net of funded insurance recoveries, related to the pending settlement of a securities class action recorded in fiscal 2026. Adjusted Operating margin expanded 320 basis points, to 11.2% from 8.0%, driven by operating leverage and gross margin expansion, including net benefits from the Company’s PRGP that provided funding for increased consumer-facing investments4. Non-consumer-facing expenses were flat, with the impact of increased employee incentive costs—driven by the Company's better-than-expected fiscal 2026 performance—offset by net benefits from the PRGP.
1See pages 21 through 23 for the reconciliation between GAAP and Adjusted Non-GAAP measures.
2Adjusted Non-GAAP measures are calculated based on Net Sales adjusted only for Returns associated with restructuring and other activities.
3From the end of August 2024 through October 2024, the Company entered into agreements with certain plaintiff law firms to resolve over 200 pending cosmetic talcum powder matters, which was a portion of the pending matters that existed at that time, and establish a framework for resolving potential future claims brought by these plaintiff firms from January 1, 2025 through December 31, 2029 (mitigating a portion of its future exposure), subject to annual caps (the “Talcum litigation settlement agreements”). In connection with the Talcum litigation settlement agreements, the Company recorded a charge of $159 million in the fiscal 2025 first quarter, representing its best estimate of probable losses for current and potential future claims under these agreements.
4Consumer-facing investments includes co-operative advertising, selling, advertising and promotional expenses, as well as store operating costs.

•During the fiscal 2026 fourth quarter, the Company submitted claims for a portion of its eligible International Emergency Economic Powers Act (“IEEPA”) tariffs paid and began to receive refunds. The Company recorded a $38 million benefit in cost of sales from refunds received during the fiscal 2026 fourth quarter. This partially offset the full-year gross impact of incremental tariffs of $102 million, which was primarily recorded in cost of sales.
•As Reported and Adjusted Effective tax rate was 64.8% and 35.7% compared to (8.9)% and 38.8% in the prior year, respectively. The increase in As Reported Effective tax rate primarily reflects the higher effective tax rate on income from the Company’s foreign operations due to its geographic mix of earnings, including the establishment of new valuation allowances on certain foreign deferred tax assets. The increase also reflects the unfavorable impact of recently enacted U.S. tax legislation as well as changes in unrecognized tax benefits related to transfer pricing matters across multiple tax jurisdictions and the unfavorable impact associated with previously issued stock-based compensation.
•As Reported Diluted net earnings (loss) per common share increased to net earnings of $.50 in fiscal 2026, compared with a net loss of $(3.15) in the prior year, including year-over-year impacts noted above. Adjusted diluted net earnings per common share increased to $2.51, compared with $1.51. The disruptions to the Company’s business from the conflict in the Middle East had a dilutive impact to fiscal 2026 reported and adjusted diluted net earnings per common share of $.03 and $.06, respectively, which were more than offset by the benefit from tariff refunds received of $.04 and $.07, respectively.
•For the year ended June 30, 2026, Cash and cash equivalents increased to $3.50 billion from $2.92 billion, reflecting:
◦Net cash flows provided by operating activities increased 39% to $1.77 billion, compared with $1.27 billion in the prior year, primarily reflecting higher net earnings, excluding non-cash items. The improvement also reflects the favorable change in operating assets and liabilities, despite the increase in restructuring payments.
◦Capital expenditures decreased to $457 million from $602 million in the prior year, reflecting the Company’s strategic focus on optimizing its overall investments, prioritizing consumer-facing—which represented over 75% of total capital expenditures in fiscal 2026—to fuel growth.
◦Free Cash Flow5 was $1.32 billion, compared with $0.67 billion in the prior year, reflecting strong cash flows from operations as well as the reduction in capital expenditures. The Company continues to focus on improving Free Cash Flow through operational efficiencies and the optimization of its investments.
◦The Company paid $300 million in deferred consideration associated with the fiscal 2023 acquisition of the TOM FORD brand—which includes a $150 million early payment made in the fiscal 2026 third quarter for an obligation originally due in July 2026—and $508 million in Dividends.
5Free Cash Flow is defined as net cash flows from operating activities less capital expenditures. See page 23 for the reconciliation between GAAP and Adjusted Non-GAAP measures.

SELECT FISCAL 2026 FOURTH QUARTER AND FULL-YEAR HIGHLIGHTS6
Beauty Gains and Achievements
•Achieved prestige beauty share gains in some key markets:
◦Mainland China: Value share gains in the fiscal 2026 fourth quarter and full year, with the full year driven by Fragrance, Skin Care, and Makeup
◦Japan: Value share gains in the fiscal 2026 fourth quarter and full year, with the full year driven by Fragrance and Makeup
◦Korea: Return to value share gain in the fiscal 2026 fourth quarter as retail sales growth accelerated from high single-digit to double-digit, driven by Makeup and Skin Care
◦U.S.7: Volume share gains in the fiscal 2026 fourth quarter and full year, with every category contributing to the full year performance
◦Western Europe: Return to value share gain in the fiscal 2026 fourth quarter, including in the U.K., with Skin Care and Fragrance driving the overall gain
•Increased the number of billion-dollar brands to six in fiscal 2026, with the addition of Jo Malone London and TOM FORD
•Ranked highly during the 11.11 and 6.18 key shopping moments in mainland China, winning the #1 positions in Prestige Beauty, Luxury and Prestige Fragrance across a mix of brands and platforms, led by Estée Lauder, La Mer and Jo Malone London
•Honored at the 2026 Fragrance Foundation Awards, with Editions de Parfums Frédéric Malle Portrait of a Lady inducted into the Fragrance Hall of Fame, TOM FORD Oud Voyager Eau de Parfum recognized as Fragrance of the Year - Ultra Luxury and Jo Malone London Beach Blossom Cologne recognized as Fragrance of the Year - Universal Prestige
Operations and Execution
•Expanded consumer coverage in fiscal 2026 on Amazon, reaching 13 brands across 11 markets, and on TikTok Shop, now with 12 brands across nine markets. Opened 33 net new freestanding stores across Fragrance globally, led by Le Labo and Jo Malone London, and launched M·A·C in select U.S. Sephora locations as well as online and in Sephora at Kohl’s in March 2026.
•Boosted consumer-facing investments, increasing 7% in both the fiscal 2026 fourth quarter and full year, or 5% and 4% excluding the impact of foreign currency translation, respectively, with increases in every quarter
•Fully established the Company’s One ELC operating model with leading external partners and concluded PRGP restructuring program approvals as of June 30, 2026, with delivery of the overall PRGP ahead of expectations
6Since the Company’s last earnings announcement, including some previously disclosed.
7Source, excluding direct-to-consumer data: Circana, LLC, US Prestige Beauty Total Department/Specialty, Dollar Share Growth of Corporation, three-months ended June 30, 2026.

•Continued to invest for long-term growth, agreeing to acquire the remaining interest in Forest Essentials (subject to regulatory approval), announcing its minority stakes in XINÚ and 111Skin, and strengthening its U.K. prestige fragrance manufacturing network
Product and Commercial Innovation
•Continued to accelerate speed to market, launching breakthrough, on-trend and commercial innovations across every category with 23% of fiscal 2026 sales from innovation:
◦Strengthened hero franchises with next-generation icons and global commercial innovations, including Estée Lauder Double Wear Stay-in-Place Longwear Matte Foundation supported by its global “Made for More” campaign and Jo Malone London’s “Uniquely You” and “Two Sisters, One Perfect Pear” campaigns, among others
◦Captured and created consumer trends and cultural resonance with launches from M·A·C, including the fiscal 2026 fourth-quarter launch of Skinfinish Colourstruck Blush
◦Advanced high performance skin care with breakthrough science including the launch of La Mer Balancing Infused Emulsion in the fiscal 2026 fourth quarter
◦Priced strategically for new consumer acquisition with launches from The Ordinary including the fiscal 2026 fourth quarter launch of Caffeine Solution 5% + EGCG Eye Serum
◦Cultivated consumer discovery with bold olfactives and distinctive storytelling with launches including TOM FORD Taormina Orange Eau de Parfum in the fiscal 2026 fourth quarter
Social Impact & Sustainability
•Recognized by CDP for the Company’s 2025 disclosures on its environmental impact, securing a place on the Water A List as well as achieving an A- for Climate and a B for Forests
•Achieved GreenCircle Sustainable Energy Practices certification for all Company-owned and operated manufacturing sites, enabling thousands of products to qualify for Amazon’s Climate Pledge Friendly program
•Expanded social impact investments with an anticipated $50 million by 2030 to advance women's health, education, leadership, and entrepreneurship, alongside an expected $10 million for employee giving and volunteerism by 2030

PROFIT RECOVERY AND GROWTH PLAN (“PRGP”)
The PRGP, coupled with Beauty Reimagined, has transformed the Company’s operating model to (i) create greater capacity to invest behind sales growth by streamlining its fixed-cost base, (ii) support the recovery toward a solid double-digit adjusted operating margin and (iii) enhance agility to mitigate external volatility. The Company’s ongoing transformation has fundamentally reshaped the way it operates, creating a faster, more efficient organization with a culture of continuous improvement that drives ongoing operational optimization, process simplification and greater operating leverage as it scales. As of June 30, 2026, the Company concluded approvals relating to the restructuring component of the PRGP.
Key achievements through June 30, 2026:
•Overachieved PRGP restructuring expectations. The Company expects:
◦Total gross benefits of $1.2 billion, at the high-end of the previously communicated range

◦Total net reduction of 10,000 positions, at the high-end of the previously communicated range. This enables a 50% increase in productivity across corporate-function employees.
◦Total cumulative charges slightly above the high-end of the previously communicated range of $1.5 billion to $1.7 billion
See “Restructuring Program Component of the PRGP” below for more information.
•Full-year gross margin expansion of 150 basis points in fiscal 2026—with expansion in each quarter—despite headwinds from inflation and incremental tariffs, driven by net PRGP benefits from operational efficiencies and lower excess and obsolescence, collectively.
•Funded additional consumer-facing investments throughout fiscal 2026:
◦Increased consumer-facing investments 7% in both the fourth quarter and full year, or 5% and 4% excluding foreign currency translation, respectively
◦Reduced non-consumer-facing expenses in each quarter of fiscal 2026, except for the fourth quarter, which reflected higher employee incentive costs driven by the Company's better-than-expected full-year performance.
•Full-year adjusted operating margin expansion of 320 basis points in fiscal 2026, with expansion of nearly 300 basis points or more in each quarter
Actions under the Company’s PRGP are still expected to be substantially completed in fiscal 2027, with a vast majority of the full run-rate benefits still expected to be realized during fiscal 2027.
Restructuring Program Component of the PRGP
Relating specifically to the restructuring program component of the PRGP, through June 30, 2026, the Company has recognized total cumulative charges under the restructuring component of the PRGP of $1.4 billion, consisting primarily of employee-related costs. In fiscal 2026, for the fourth quarter and full-year, the Company recognized charges of $0.3 billion and $0.8 billion, respectively. As noted above, approvals for specific initiatives under this restructuring program were concluded as of June 30, 2026.
Once all approved initiatives are fully implemented, the restructuring program component of the PRGP is expected to result in restructuring and other charges slightly above the high-end of the previously announced range of $1.5 billion and $1.7 billion, before taxes. This consists of employee-related costs, asset-related costs, contract terminations and other costs associated with implementing these initiatives. The restructuring program is expected to yield annual gross benefits of approximately $1.2 billion, at the high-end of the previously announced range of between $1.0 billion and $1.2 billion, before taxes, to help restore operating margin, offset inflation and fuel increased reinvestments in consumer-facing areas to drive sustainable sales growth.
The Company estimates a final net reduction in positions of approximately 10,000, at the high-end of the previously announced range of 9,000 to 10,000. This net reduction takes into account the elimination of positions after retraining and redeployment of certain employees in select areas. The restructuring program’s focus includes the (i) reorganization and rightsizing of certain areas, (ii) simplification and acceleration of processes, (iii) outsourcing of select services and (iv) evolution of go-to-market footprint and selling models, all to help rebuild operating margin and also fuel reinvestment in consumer-facing areas to drive sustainable sales growth.

FISCAL 2026 RESULTS BY PRODUCT CATEGORY AND BY REGION

Results by Product Category (Unaudited)

	Year Ended June 30
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2026	2025	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2026	2025	Reported Basis
Skin Care	$7,338	$6,962	5%	(2)%	4%	$1,416	$574	100+%
Makeup	4,276	4,205	2	(2)	—	(70)	(441)	84
Fragrance	2,779	2,491	12	(2)	10	204	(378)	100+
Hair Care	565	565	—	(1)	(1)	(4)	(41)	90
Other	103	100	3	—	3	57	(13)	100+
Subtotal	$15,061	$14,323	5%	(2)%	3%	$1,603	$(299)	100+%
Returns/charges associated with restructuring and other activities	(12)	3				(823)	(486)
Total	$15,049	$14,326	5%	(2)%	3%	$780	$(785)	100+%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						823	486
Skin Care - Securities class action litigation settlement						27	—
Makeup - Securities class action litigation settlement						35	—
Fragrance - Securities class action litigation settlement						13	—
Hair Care - Securities class action litigation settlement						9	—
Skin Care - Other intangible asset impairments						—	375
Makeup - Goodwill and other intangible asset impairments						—	308
Fragrance - Other intangible asset impairment						—	549
Other - Other intangible asset impairment						—	54
Makeup - Talcum litigation settlement agreements[2]						—	159
Adjusted Operating Income - Non-GAAP						$1,687	$1,146	47%
[1]Percentages are calculated on an individual basis.
[2]From the end of August 2024 through October 2024, the Company entered into agreements with certain plaintiff law firms to resolve over 200 pending cosmetic talcum powder matters, which was a portion of the pending matters that existed at that time, and establish a framework for resolving potential future claims brought by these plaintiff firms from January 1, 2025 through December 31, 2029 (mitigating a portion of its future exposure), subject to annual caps (the “Talcum litigation settlement agreements”). In connection with the Talcum litigation settlement agreements, the Company recorded a charge of $159 million in the fiscal 2025 first quarter, representing its best estimate of probable losses for current and potential future claims under these agreements.

The product category commentary below on net sales reflects organic net sales, excluding the favorable impacts from foreign currency translation, and on operating results reflects adjusted operating results, excluding the adjustments in the preceding table. In addition to the Operational Highlights above, below are the drivers of the Company’s performance.

Skin Care
•Skin Care net sales increased 4%, primarily driven by growth from La Mer, The Ordinary and Estée Lauder.
◦Net sales growth from La Mer benefited from innovation, including The NEW Rejuvenating Eye Cream, and existing product franchises, such as The Treatment Lotion and The Moisturizing Soft Cream, driving strong performance during key shopping moments and holiday
◦The increase in net sales from The Ordinary benefited from targeted expanded consumer reach, key campaigns—including DECIEM’s Abnormal Birthday Party in April 2026—as well as the timing of shipments for key shopping moments
◦Net sales from Estée Lauder increased, primarily due to innovation and existing products across the Advanced Night Repair and Revitalizing Supreme+ product franchises—which helped to drive strong performance during key shopping moments and holiday
•Skin Care adjusted operating income increased 52%, primarily due to the increase in net sales and net benefits from the PRGP—which helped to reduce non-consumer-facing expenses, despite a more normalized level of employee incentive costs, partially offset by the increase in consumer-facing investments to support key activations, new product launches and targeted expanded consumer reach.
Makeup
•Makeup net sales growth improved over 500 basis points compared to prior year, though net sales were virtually flat, primarily driven by growth from M·A·C and TOM FORD, offset by declines from Bobbi Brown and Too Faced.
◦M·A·C net sales increased, primarily due to shipments for the March 2026 launch in select U.S. Sephora locations as well as online and in Sephora at Kohl’s. The growth also reflects continued success from the lip subcategory, fueled by its hero products, including the Powder Kiss Lipstick product franchise and Lip Pencil.
◦Net sales increased from TOM FORD, with Eye Color Quad innovation driving growth in the eye subcategory and Architecture Soft Matte Blurring Foundation and the new Architecture Radiance Hydrating Foundation fueling growth in the face subcategory
◦Bobbi Brown net sales decreased, primarily reflecting continued declines in the lip and eye sub-categories from both retail softness and the Company’s strategic focus on stronger-performing products within the face subcategory
◦Net sales declined from Too Faced, primarily due to continued retail softness for the brand, the unfavorable comparison to higher shipments for innovation in the prior year and the impact of closures of certain specialty-multi retailer-operated shop-in-shop doors

•Makeup adjusted operating results decreased to a loss position, reflecting sales deleverage from the strategic increase in consumer-facing investments to drive future sales growth, including to support key activations, new product launches and distribution expansion.
Fragrance
•Fragrance net sales increased 10%, primarily driven by double-digit growth from the Company’s Luxury Brands—with broad-based growth across brands as well as growth across all geographic regions—led by Le Labo, TOM FORD, and KILIAN PARIS.
◦Net sales growth from Le Labo was primarily driven by its Classic Collection, including innovation such as the fiscal 2026 launches of Violette 30 and perfuming hand creams. The increase reflected both targeted expanded consumer reach and growth in existing distribution.
◦Net sales from TOM FORD increased, fueled by innovation—including Soleil Neige, Oud Voyager, and Figue Érotique—which created a halo effect that benefited existing Private Blend and Signature product sales
◦KILIAN PARIS net sales increased, primarily reflecting the success of existing products—such as the Angels’ Share and Love, don’t be shy product franchises—as well as the launch of Angels’ Share on the Rocks and targeted expanded consumer reach
•Fragrance adjusted operating income increased 27%, primarily reflecting an increase in gross profit, driven by the increase in net sales, partially offset by increased consumer-facing investments to support key activations, distribution expansion and new product launches.
Hair Care
•Hair Care net sales decreased 1%, primarily driven by the decline from Aveda, largely offset by growth from The Ordinary.
◦Aveda net sales declined, reflecting the brand’s strategies to improve long-term performance—including planned rebalancing of online promotional activity and the exit from underperforming doors, including some of its own freestanding stores. The decrease also reflects the brand’s continued challenges in the salon channel. Collectively, these declines more than offset the benefits from the brand’s fiscal 2025 fourth-quarter launch in Amazon’s U.S. Premium Beauty store, as well as successful innovation such as Miraculous Oil.
◦Net sales growth from The Ordinary was primarily driven by distribution expansion and the success of Multi-Peptide Serum for Hair Density
•Hair Care adjusted operating results improved to income from a loss in the prior year, reflecting disciplined expense management and net benefits from the PRGP—which helped to reduce non-consumer-facing expenses and cost of sales.

Results by Geographic Region (Unaudited)

	Year Ended June 30
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2026	2025	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2026	2025	Reported Basis
The Americas	$4,463	$4,410	1%	—%	1%	$211	$(818)	100+%
EUKEM	3,794	3,566	6	(5)	1	196	145	35
Asia/Pacific	3,746	3,606	4	1	4	823	180	100+
Mainland China	3,058	2,741	12	(3)	9	373	194	92
Subtotal	$15,061	$14,323	5%	(2)%	3%	$1,603	$(299)	100+%
Returns/charges associated with restructuring and other activities	(12)	3				(823)	(486)
Total	$15,049	$14,326	5%	(2)%	3%	$780	$(785)	100+%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						823	486
The Americas - Securities class action litigation settlement						84	—
The Americas - Goodwill and other intangible asset impairments						—	911
Asia/Pacific - Other intangible asset impairments						—	375
The Americas - Talcum litigation settlement agreements[2]						—	159
Adjusted Operating Income - Non-GAAP						$1,687	$1,146	47%
[1]Percentages are calculated on an individual basis.
[2]From the end of August 2024 through October 2024, the Company entered into agreements with certain plaintiff law firms to resolve over 200 pending cosmetic talcum powder matters, which was a portion of the pending matters that existed at that time, and establish a framework for resolving potential future claims brought by these plaintiff firms from January 1, 2025 through December 31, 2029 (mitigating a portion of its future exposure), subject to annual caps (the “Talcum litigation settlement agreements”). In connection with the Talcum litigation settlement agreements, the Company recorded a charge of $159 million in the fiscal 2025 first quarter, representing its best estimate of probable losses for current and potential future claims under these agreements.

The geographic region commentary below on net sales reflects organic net sales, excluding the (favorable)/unfavorable impact from foreign currency translation, and on operating results reflects adjusted operating results, excluding the adjustments in the preceding table. In addition to the Operational Highlights above, below are the drivers of the Company’s performance.

Organic Net Sales - increased 3%, with growth in every geographic region, led by:
•High-single-digit net sales growth in Mainland China, driven by both innovation and existing products, particularly during key shopping moments and holiday, with increased consumer-facing investments supporting key activations to drive sales growth. Targeted expanded consumer reach also contributed to growth. These results drove strong double-digit growth across online distribution channels, combined.
•Net sales in Asia/Pacific increased mid-single-digits, primarily due to the Company’s Asia travel retail business, including:

◦The increase in net sales in Korea travel retail and Hong Kong SAR travel retail, benefiting from retailer shifts in strategies toward more profitable duty-free business models, which helped reduce discounting, as well as the increase in traveling consumers
◦Net sales growth in Hainan travel retail, reflecting the improvement in retail sales driven by improved traffic and successful retail activations
◦The net sales decline in the rest of mainland China travel retail, primarily driven by the transitory pressure from the change in duty-free retailers servicing Beijing and Shanghai airports, including the related online businesses

Adjusted Operating Results - increased, due to:
•The Americas - adjusted operating income increased 17%, reflecting the increase in net sales and net benefits from the PRGP—which helped to reduce non-consumer-facing expenses, despite a more normalized level of employee incentive costs—partially offset by the increase in consumer-facing investments to drive sales growth
•EUKEM - adjusted operating income increased 35%, primarily due to higher gross profit driven by the increase in net sales, partially offset by (i) the increase in non-consumer-facing expenses, including a more normalized level of employee incentive costs and (ii) increased consumer-facing investments to drive sales growth as well as to support new product launches and targeted expanded consumer reach
•Asia/Pacific - adjusted operating income increased 48%, reflecting higher gross profit due to the increase in net sales as well as lower cost of sales, reflecting net benefits from the PRGP and the change in mix of business
•Mainland China - adjusted operating income increased 92%, primarily driven by higher net sales and a favorable year-over-year impact associated with the timing of recognition of local government subsidies as well as the impact of the related change in policy in fiscal 2025, partially offset by increased consumer-facing investments to support key activations, new product launches and targeted expanded consumer reach

Fourth Quarter Results

Results by Product Category (Unaudited)

	Three Months Ended June 30
	Net Sales		Percentage Change[1]			Operating (Loss) Income		Percentage Change
($ in millions)	2026	2025	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2026	2025	Reported Basis
Skin Care	$1,853	$1,705	9%	(2)%	7%	$331	$(210)	100+%
Makeup	1,010	982	3	(1)	2	(70)	(59)	(19)
Fragrance	618	560	10	—	10	(8)	(24)	67
Hair Care	140	141	(1)	—	(1)	(5)	(7)	29
Other	19	20	(5)	—	(5)	19	12	58
Subtotal	$3,640	$3,408	7%	(1)%	5%	$267	$(288)	100+%
Returns/charges associated with restructuring and other activities	(13)	3				(306)	(102)
Total	$3,627	$3,411	6%	(1)%	5%	$(39)	$(390)	90%
Non-GAAP Adjustments to As Reported Operating (Loss) Income:
Returns/charges associated with restructuring and other activities						306	102
Skin Care - Other intangible asset impairments						—	375
Makeup - Other intangible asset impairment						—	50
Adjusted Operating Income - Non-GAAP						$267	$137	95%
[1]Percentages are calculated on an individual basis.

Results by Geographic Region (Unaudited)

	Three Months Ended June 30
	Net Sales		Percentage Change[1]			Operating (Loss) Income		Percentage Change
($ in millions)	2026	2025	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2026	2025	Reported Basis
The Americas	$995	$941	6%	(1)%	5%	$(1)	$(29)	97%
EUKEM	851	828	3	(2)	1	2	(38)	100+
Asia/Pacific	970	906	7	2	9	212	(280)	100+
Mainland China	824	733	12	(6)	7	54	59	(8)
Subtotal	$3,640	$3,408	7%	(1)%	5%	$267	$(288)	100+%
Returns/charges associated with restructuring and other activities	(13)	3				(306)	(102)
Total	$3,627	$3,411	6%	(1)%	5%	$(39)	$(390)	90%
Non-GAAP Adjustments to As Reported Operating (Loss) Income:
Returns/charges associated with restructuring and other activities						306	102
The Americas - Other intangible asset impairments						—	50
Asia/Pacific - Other intangible asset impairments						—	375
Adjusted Operating Income - Non-GAAP						$267	$137	95%
[1]Percentages are calculated on an individual basis.

•For the three months ended June 30, 2026, reported and organic net sales increased 6% and 5%, respectively, compared to the prior-year period, reflecting growth across all product categories, except Hair Care, and all geographic regions.
◦The growth in The Americas was primarily driven by North America’s return to growth, benefitting from key campaigns—including DECIEM’s Abnormal Birthday Party in April 2026—and the timing of shipments for key shopping moments as well as increased consumer-facing investments to drive sales growth. The growth also includes a one-time benefit of $18 million related to the reversal of liabilities associated with unused gift cards, partially offset by the impact of closures of certain specialty-multi retailer-operated shop-in-shop doors.
◦Disruptions to the Company’s business from the conflict in the Middle East had an unfavorable impact to its fiscal 2026 fourth quarter consolidated and EUKEM sales growth of 1% and 2%, respectively.
•Net loss was $116 million and diluted net loss per common share was $.32, compared to $546 million and $1.51, respectively, in the prior-year period.
•During the three months ended June 30, 2026, the Company recorded restructuring and other charges that resulted in an unfavorable impact of $306 million ($258 million net of tax), equal to $.71 per diluted share. The disruptions to the Company’s business from the conflict in the Middle East had a dilutive impact to fiscal 2026 fourth quarter diluted net loss per common share of $.08. The prior-year period results include restructuring and other charges and other intangible asset impairment charges that, combined, resulted in an unfavorable impact of $527 million ($408 million net of tax), equal to $1.12 per diluted share. In addition, the Company recorded a U.S. deferred tax asset valuation allowance adjustment in the prior-year period of $172 million, equal to $.48 per diluted share.
•Excluding restructuring and other charges and adjustments referred to in the previous bullet, adjusted diluted net earnings per common share for the three months ended June 30, 2026 was $.39, an increase from $.09 in the prior-year period. Adjusted diluted net earnings per common share was $.39 in constant currency. The disruptions to the Company’s business from the conflict in the Middle East had a dilutive impact to fiscal 2026 fourth quarter adjusted diluted net earnings per common share of $.05 which was more than offset by the benefit from tariff refunds received of $.07.

QUARTERLY DIVIDEND
Today, the Company announced a quarterly dividend of $.35 per share on its Class A and Class B Common Stock, payable in cash on September 15, 2026 to stockholders of record at the close of business on August 31, 2026.

OUTLOOK FOR FISCAL 2027 FULL YEAR

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

Twelve Months Ending
June 30, 2027(F)
As Reported - GAAP	3% - 5%
Impact of foreign currency translation	—
Returns associated with restructuring and other activities	—
Organic, Non-GAAP	3% - 5%
(F)Represents forecast, using spot rates as of June 25, 2026.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Common Share (“EPS”) (Unaudited)

	Twelve Months Ending
	June 30
	2027(F)	2026	Growth
Forecasted/As Reported EPS - GAAP	$2.52 - $2.85	$.50	100+%

Non-GAAP
Restructuring and other charges	.50 - .58	1.83
Securities class action litigation settlements	—	.18
Forecasted/Adjusted EPS - Non-GAAP	$3.10 - $3.35	$2.51	24% - 34%
Impact of foreign currency translation	(.04)
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$3.06 - $3.31	$2.51	22% - 32%
(F)Represents forecast, using spot rates as of June 25, 2026.

The Company has reflected the following assumptions in its fiscal 2027 full-year outlook:
•Organic net sales growth of 3% to 5%, reflecting:
◦Greater increase in the first half compared to the second due to: (i) more new product launches earlier in fiscal 2027, (ii) an increase in travel retail shipments reflecting retail trend improvements entering fiscal 2027 and (iii) a lower base of travel retail shipments in the first half of fiscal 2026 relative to the second half
◦Continued growth in Fragrance and Skin Care, as well as a return to growth in Makeup for the full year
◦More diversified growth across geographic regions.
▪In EUKEM, stronger growth is expected in the second half of fiscal 2027, reflecting an easier comparison to the prior-year period, which was negatively impacted by business disruptions related to the conflict in the Middle East
▪Based on current conditions and the Company’s assessment to date, it does not expect the conflict in the Middle East to have a material impact on its fiscal 2027 results, and will continue to monitor the situation closely
•Adjusted operating margin of 12.7% to 13.5%, an increase from the Company’s preliminary outlook in May 2026 of 12.5% to 13.0%. This reflects, in part, the Company’s strong fiscal 2026 results, continued operating leverage in non-consumer facing expenses and a modest expansion in gross margin.
•An adjusted effective tax rate in the range of approximately 33% to 34%
•Diluted weighted-average shares outstanding of approximately 368 million shares
•Net cash flows provided by operating activities to be between $1.3 billion and $1.4 billion, a decrease from fiscal 2026, reflecting higher restructuring payments as well as an increase in working capital needs to support growth
•Capital expenditures to be approximately 4% of projected sales, reflecting the Company’s continued focus on optimizing its overall investments as it prioritizes consumer-facing investments to fuel growth—including upgrades to existing brick-and-mortar and online distribution channels, along with targeted expanded consumer reach

•No deterioration in the geopolitical landscape or related impacts, including tariffs and consumer sentiment

CONFERENCE CALL AND WEBCAST DETAILS
The Estée Lauder Companies will host a conference call at 8:30 a.m. (ET) today, August 19, 2026 to discuss its results for fiscal 2026.

The call will be webcast live at http://www.elcompanies.com/investors/events-and-presentations and will be available for replay until Friday, October 30, 2026.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address the Company’s expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, the Company’s long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations. Factors that could cause actual results to differ from expectations include, without limitation:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and the Company’s inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to how they perceive value and where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, government economic policies, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(12)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(13)changes in product mix to products which are less profitable;
(14)the Company’s ability to acquire, develop or implement new information technology, including operational technology and websites, on a timely basis and within the Company’s cost estimates; to maintain continuous operations of its new and existing information technology; and to secure the data and other information that may be stored in such technologies or other systems or media;
(15)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(16)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(17)the timing and impact of acquisitions, investments and divestitures; and
(18)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2025.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products, and is a steward of luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, the DECIEM family of brands, including The Ordinary, NIOD, Avestan and Loopha, and Balmain Beauty.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF (LOSS) EARNINGS (Unaudited)

	Three Months Ended June 30		Percentage Change	Year Ended June 30		Percentage Change
($ in millions, except per share data)	2026	2025		2026	2025
Net sales(A)	$3,627	$3,411	6%	$15,049	$14,326	5%
Cost of sales(A)	890	955	(7)	3,687	3,729	(1)
Gross profit	2,737	2,456	11	11,362	10,597	7
Gross margin	75.5%	72.0%		75.5%	74.0%

Operating expenses
Selling, general and administrative	2,483	2,315	7	9,685	9,456	2
Restructuring and other charges(A)	293	106	100+	813	481	69
Securities class action litigation settlement(B)	—	—	—	84	—	100
Goodwill impairment(C)	—	—	—	—	13	(100)
Impairment of other intangible assets(C)	—	425	(100)	—	1,273	(100)
Talcum litigation settlement agreements(D)	—	—	—	—	159	(100)
Total operating expenses	2,776	2,846	(2)	10,582	11,382	(7)
Operating expense margin	76.5%	83.4%		70.3%	79.4%

Operating (loss) income	(39)	(390)	90	780	(785)	100+
Operating (loss) income margin	(1.1)%	(11.4)%		5.2%	(5.5)%

Interest expense	81	88	(8)	334	357	(6)
Interest income and investment income, net	24	29	(17)	90	114	(21)
Other components of net periodic benefit cost	8	2	100+	19	12	58
(Loss) earnings before income taxes	(104)	(451)	77	517	(1,040)	100+
Provision for income taxes(E)	12	95	(87)	335	93	100+
Net (loss) earnings	(116)	(546)	79	182	(1,133)	100+

Net (loss) earnings per common share
Basic	$(.32)	$(1.51)	79%	$.50	$(3.15)	100+%
Diluted	$(.32)	$(1.51)	79%	$.50	$(3.15)	100+%

Weighted-average common shares outstanding
Basic	363.1	360.7		362.3	360.1
Diluted	363.1	360.7		364.8	360.1

(A) Included in net sales, cost of sales and restructuring and other charges are the impacts of returns and charges associated with the restructuring program component of the PRGP and the Post-COVID Business Acceleration Program (the “PCBA Program”). Additional information about the restructuring program component of the PRGP and the PCBA Program are included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025.

(B) On December 7, 2023 and January 22, 2024, purported securities class action complaints were filed in the United States District Court for the Southern District of New York against the Company and its then Chief Executive Officer and Chief Financial Officer. The actions were consolidated on February 20, 2024. On March 22, 2024, plaintiffs filed a consolidated amended complaint alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 based on alleged materially false and misleading statements between February 3, 2022 and October 31, 2023. On March 31, 2025, the Court denied defendants’ motion to dismiss. On April 2, 2026, the parties reached an agreement in principle to settle the securities class action litigation. In light of these discussions, during the fiscal 2026 third quarter, the Company recorded a loss contingency of $84 million, net of the estimated probable insurance recoveries, in the consolidated statements of earnings (loss) relating to a potential settlement of the securities class action. As of June 30, 2026, the total settlement amount has been funded, including amounts paid by the insurance carriers. This matter is subject to final approval from the Court.

(C) During the fiscal 2025 second quarter, the TOM FORD brand experienced lower-than-expected growth within key geographic regions and channels, including in mainland China, Asia travel retail and Hong Kong SAR. Also during the fiscal 2025 second quarter, the Too Faced reporting unit experienced lower-than-expected results in key geographic regions and channels. As a result, the Company made revisions to the internal forecasts relating to its TOM FORD brand and Too Faced reporting unit. Additionally, there were increases in the weighted average cost of capital for the TOM FORD brand and Too Faced reporting unit as compared to the prior-year annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2024. The Company concluded that the changes in circumstances in the TOM FORD brand and Too Faced reporting unit, along with increases in the weighted average cost of capital, triggered the need for interim impairment reviews of the TOM FORD trademark and the Too Faced trademark and goodwill. These changes in circumstances were also an indicator that the carrying amounts of Too Faced’s long-lived assets, including customer lists, may not be recoverable. After performing the relevant impairment assessments, the Company recorded $773 million and $75 million of trademark intangible asset impairment charges for TOM FORD and Too Faced, respectively, as well as a $13 million goodwill impairment charge related to Too Faced.

Based on the Company’s annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2025, the Company determined that the carrying value of the Dr.Jart+ and Too Faced trademarks exceeded their estimated fair values. As it relates to Dr.Jart+, a decision was made in the prior year in the reporting unit’s operating plan to exit the travel retail channel. A revised strategy was implemented that included increased direct investment in other areas of the business, including in mainland China, to support the brand’s future growth. However, given the lower-than-expected growth within key geographic regions in fiscal 2025, specifically within mainland China and Korea, it was determined that revisions to the internal forecasts were necessary which were finalized and approved in the fiscal 2025 fourth quarter in connection with the brand’s annual planning process, and reflected in the goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2025. The Too Faced reporting unit continued to experience lower-than-expected results in key geographic regions and channels and as such, it was determined that revisions to the internal forecasts were necessary. These changes in circumstances were also indicators that the carrying amounts of their respective long-lived assets, including customer lists, may not be recoverable. After performing the relevant impairment assessments, the Company recorded $83 million and $50 million of trademark intangible asset impairment charges for Dr.Jart+ and Too Faced, respectively, and a $292 million impairment charge related to the customer list intangible asset for Dr.Jart+.

For the three months ended June 30, 2025, other intangible asset impairment charges were $425 million ($327 million, net of tax), with a combined impact of $.89 per common share. For the twelve months ended June 30, 2025, goodwill impairment charges were $13 million and other intangible asset impairment charges were $1,273 million (combined $1,001 million, net of tax), with a combined impact of $2.78 per common share.

(D) From the end of August 2024 through October 2024, the Company entered into agreements with certain plaintiff law firms to resolve over 200 pending cosmetic talcum powder matters, which was a portion of the pending matters that existed at that time, and establish a framework for resolving potential future claims brought by these plaintiff firms from January 1, 2025 through December 31, 2029 (mitigating a portion of its future exposure), subject to annual caps (the “Talcum litigation settlement agreements”). In connection with the Talcum litigation settlement agreements, the Company recorded a charge of $159 million in the fiscal 2025 first quarter, representing its best estimate of probable losses for current and potential future claims under these agreements.

(E) During fiscal 2025, the Company established a U.S. valuation allowance of $172 million against general foreign tax credit and research and development tax credit carryforwards as it was determined more-likely-than-not that these deferred tax assets would not be realized. This determination was driven by the Company’s weighing of relevant evidence including lower U.S. taxable income in fiscal 2025 as compared to recent years, reflecting reduced income from its travel retail business, and the resulting uncertainty about the ability to realize the carryforwards prior to expiration.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales and free cash flow. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of (loss) earnings accounts and consolidated statements of cash flow line items before and after the relevant adjustments. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period-to-period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. For free cash flow, this measure represents how much cash the Company has available from operations after the deduction of capital expenditures, which are a recurring and necessary use of cash. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results, provision for income taxes and diluted net (loss) earnings per common share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation between GAAP and Non-GAAP Net Sales (Unaudited)
	Three Months Ended June 30		Percentage Change	Twelve Months Ended June 30		Percentage Change
($ in millions)	2026	2025		2026	2025
Net Sales	$3,627	$3,411	6%	$15,049	$14,326	5%
Non-GAAP Adjustments
Returns associated with restructuring and other activities	13	(3)		12	(3)
Adjusted Net Sales, Non-GAAP	3,640	3,408		15,061	14,323
Impact of foreign currency translation	(50)	—		(250)	—
Organic Net Sales, Non-GAAP	$3,590	$3,408	5%	$14,811	$14,323	3%

Reconciliation of Certain Consolidated Statements of (Loss) Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)[1]
	Three Months Ended June 30		Percentage Change	Twelve Months Ended June 30		Percentage Change
($ in millions, except per share data)	2026	2025		2026	2025
Gross Profit	$2,737	$2,456	11%	$11,362	$10,597	7%
Non-GAAP Adjustments
Restructuring and other activities	13	(4)		10	5
Adjusted Gross Profit, Non-GAAP	$2,750	$2,452	12%	$11,372	$10,602	7%
Impact of foreign currency translation	(31)	—		(175)	—
Adjusted Gross Profit, Non-GAAP constant currency	$2,719	$2,452	11%	$11,197	$10,602	6%

Gross Margin	75.5%	72.0%		75.5%	74.0%
Non-GAAP Adjustments
Restructuring and other activities	—	(0.1)		—	—
Adjusted Gross Margin, Non-GAAP	75.5%	71.9%		75.5%	74.0%

Operating (Loss) Income	$(39)	$(390)	90%	$780	$(785)	100+%
Non-GAAP Adjustments
Restructuring and other charges	306	102		823	486
Securities class action litigation settlement	—	—		84	—
Goodwill and other intangible asset impairments	—	425		—	1,286
Talcum litigation settlement agreements[3]	—	—		—	159
Adjusted Operating Income, Non-GAAP	267	137	95%	1,687	1,146	47%
Impact of foreign currency translation	2	—		(20)	—
Adjusted Operating Income, Non-GAAP constant currency	$269	$137	96%	$1,667	$1,146	45%

Operating Margin	(1.1)%	(11.4)%		5.2%	(5.5)%
Non-GAAP Adjustments
Restructuring and other charges	8.4	3.0		5.4	3.4
Securities class action litigation settlement	—	—		0.6	—
Goodwill and other intangible asset impairments	—	12.5		—	9.0
Talcum litigation settlement agreements[3]	—	—		—	1.1
Adjusted Operating Margin, Non-GAAP	7.3%	4.0%		11.2%	8.0%

Provision for Income Taxes	$12	$95	(87)%	$335	$93	100+%
Effective Tax Rate ("ETR")	(11.5)%	(21.1)%		64.8%	(8.9)%
Tax Impact on Non-GAAP adjustments
Restructuring and other charges	48	21		156	105
Securities class action litigation settlement	—	—		18	—
Goodwill and other intangible asset impairments	—	98			285
U.S. deferred tax asset valuation allowance adjustment	—	(172)		—	(172)
Talcum litigation settlement agreements[3]	—	—		—	35
Adjusted Provision for Income Taxes, Non-GAAP	$60	$42		$509	$346
Adjusted ETR, Non-GAAP	29.7%	55.3%		35.7%	38.8%

Diluted Net (Loss) Earnings Per Common Share	$(.32)	$(1.51)	79%	$.50	$(3.15)	100+%
Non-GAAP Adjustments
Restructuring and other charges	.71	.23		1.83	1.06
Securities class action litigation settlement	—	—		.18	—
Goodwill and other intangible asset impairments	—	.89		—	2.78
U.S. deferred tax asset valuation allowance adjustment	—	.48		—	.48
Talcum litigation settlement agreements[3]	—	—		—	.34
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP[2]	$.39	$.09	100+%	$2.51	$1.51	66%
Impact of foreign currency translation	—	—		(.04)	—
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP constant currency[2]	$.39	$.09	100+%	$2.47	$1.51	64%
[1]Percentages are calculated on an individual basis.

[2]For the three months ended June 30, 2026, and the three and twelve months ended June 30, 2025, the effects of potentially dilutive stock options, performance share units, and restricted stock units of approximately 2.2 million shares, 1.2 million shares, and 1.2 million shares, respectively, were excluded from the computation of As Reported and adjustments to Non-GAAP diluted loss per common share as they were anti-dilutive due to the net loss incurred during the periods. These shares were added to the weighted-average common shares outstanding to calculate Non-GAAP diluted earnings per common share.

[3]From the end of August 2024 through October 2024, the Company entered into agreements with certain plaintiff law firms to resolve over 200 pending cosmetic talcum powder matters, which was a portion of the pending matters that existed at that time, and establish a framework for resolving potential future claims brought by these plaintiff firms from January 1, 2025 through December 31, 2029 (mitigating a portion of its future exposure), subject to annual caps (the “Talcum litigation settlement agreements”). In connection with the Talcum litigation settlement agreements, the Company recorded a charge of $159 million in the fiscal 2025 first quarter, representing its best estimate of probable losses for current and potential future claims under these agreements.

Reconciliation of Certain Consolidated Statements of Cash Flows Accounts Cash Flows from Operating Activities to Free Cash Flow (Unaudited)

	Twelve Months Ended June 30
($ in millions)	2026	2025
Net cash flows provided by operating activities	$1,773	$1,272
Less: capital expenditures	(457)	(602)
Free cash flow	$1,316	$670

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	June 30, 2026	June 30, 2025
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$3,498	$2,921
Accounts receivable, net	1,518	1,530
Inventory and promotional merchandise	1,999	2,074
Prepaid expenses and other current assets	597	544
Total current assets	7,612	7,069
Property, plant and equipment, net	2,805	3,172
Operating lease right-of-use assets	1,740	1,952
Other assets	7,605	7,699
Total assets	$19,762	$19,892

LIABILITIES AND EQUITY

Current debt	$503	$3
Accounts payable	1,578	1,497
Operating lease liabilities	399	406
Other accrued liabilities	3,751	3,529
Total current liabilities	6,231	5,435
Long-term debt	6,803	7,314
Long-term operating lease liabilities	1,541	1,744
Other noncurrent liabilities	1,381	1,534
Total noncurrent liabilities	9,725	10,592
Total equity	3,806	3,865
Total liabilities and equity	$19,762	$19,892

SELECT CASH FLOW DATA (Unaudited, except where noted)

	Twelve Months Ended June 30
($ in millions)	2026	2025 (Audited)
Net earnings (loss)	$182	$(1,133)
Adjustments to reconcile net earnings (loss) to net cash flows from operating activities:
Depreciation and amortization	796	829
Deferred income taxes	(164)	(396)
Impairment of goodwill and other intangible assets	—	1,286
Other items	369	337
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	8	230
Decrease in inventory and promotional merchandise	51	184
Increase in other assets, net	(8)	(11)
Increase (decrease) in accounts payable and other liabilities, net	539	(54)
Net cash flows provided by operating activities	$1,773	$1,272

Other Investing and Financing Sources (Uses):
Capital expenditures	$(457)	$(602)
Repayments of long-term debt	(3)	(505)
Dividends paid to stockholders	(508)	(618)
Payment of deferred consideration	(300)	—
Settlement of cross-currency swaps	116	20

Supplemental cash flow information:
Cash paid for interest	$331	$353
Cash paid for income taxes	535	630

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